Filed pursuant to Rule 424(b)(5)
Registration No. 333-273062

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 4, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

To Prospectus, dated October 27, 2023

Shares of Class A Common Stock

Pre-Funded Warrants to Purchase    Shares of Class A Common Stock

Cibus, Inc. (“Cibus,” the “Company,” “we,” “our” or “us”) is offering (i)     shares of its Class A common stock, $0.0001 par value per share (“Class A Common Stock”) and (ii) pre-funded warrants to purchase     shares of its Class A Common Stock (each a “Pre-Funded Warrant” and collectively, the “Pre-Funded Warrants”), pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement also relates to the shares of Class A Common Stock issuable upon the exercise of the Pre-Funded Warrants. The Class A Common Stock and the Pre-Funded Warrants are being sold on a “reasonable best efforts” basis. See “Plan of Distribution.”

The Chairman of the Company’s Board of Directors (the “Board Chairman”) has indicated an interest in purchasing an aggregate of approximately $10.0 million of shares of Class A Common Stock and/or Pre-Funded Warrants in this offering at the respective price offered to the public. Because this indication of interest is not a binding agreement or commitment to purchase, the Board Chairman may elect not to purchase any shares in this offering.

The Pre-Funded Warrants will not have an expiration date and will be exercisable immediately, subject to the exercise limitations described herein. The exercise price for each Pre-Funded Warrant will be equal to $0.0001 per share of Class A Common Stock.

The Class A Common Stock is listed on Nasdaq under the symbol “CBUS.” On June 3, 2025, the last reported sale price of the Class A Common Stock on Nasdaq was $2.80 per share.

There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, we expect that the liquidity of the Pre-Funded Warrants will be limited.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information in the section titled “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

We have engaged A.G.P./Alliance Global Partners (the “Placement Agent”) to act as our exclusive Placement Agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to solicit offers for the securities offered by this prospectus supplement and accompanying prospectus. The Placement Agent does not have any obligation to sell any specific number or dollar amount of the securities being offered hereby, nor are we requiring any minimum purchase or sale of any specific number of securities in order for us to consummate this offering. The Placement Agent is not purchasing or selling any of the securities we are offering. We have agreed to pay the Placement Agent the commissions set forth in the table below. See “Plan of Distribution” beginning on page S-22 of this prospectus supplement for more information regarding these arrangements.

	Per Share of Class A Common Stock	Per Pre-Funded Warrant	Total(3)
Public Offering Price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)

We have agreed to pay the Placement Agent a cash placement commission equal to (i) 7.00% of the aggregate proceeds from the sale of the securities sold in this offering to certain investors and (ii) 2.00% of the aggregate proceeds from the sale of the securities sold in this offering to certain other investors. We will not pay any cash placement commission to the Placement Agent in connection with the securities, if any, sold to the Board Chairman. Accordingly, amounts per share of Class A Common Stock and per Pre-Funded Warrant reflect a blended rate without taking into account securities, if any, issued to the Board Chairman. Pursuant to existing arrangements, we will also be required to pay (i) Ducera Securities LLC a fee equal to 5.5% of the amount raised in this offering and (ii) March Capital Corporation a cash fee of 4.0% of the aggregate proceeds from securities, if any, sold to a specific investor, should such investor purchase securities in this offering. The Company has agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering. See “Plan of Distribution” for additional disclosure regarding Placement Agent’s compensation.

(2)	Does not give effect to any exercise of any Pre-Funded Warrants being issued in this offering and reflects the blended rate described in footnote 1.
(3)	Reflects actual amounts.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the securities offered hereby is expected to be made on or about June   , 2025, subject to the satisfaction of certain closing conditions.

Sole Placement Agent

A.G.P.

The date of this prospectus supplement is     , 2025.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-273062) that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not authorized anyone to provide you with information that is different from the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus prepared by or on our behalf to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you.

The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein or therein, or in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus.

We are offering to sell, and seeking offers to buy, the shares of Class A Common Stock and Pre-Funded Warrants offered by this prospectus supplement only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of such securities offered by this prospectus supplement in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A Common Stock and Pre-Funded Warrants and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-ii

This prospectus supplement and the documents incorporated by reference in this prospectus supplement contain market data and industry statistics and forecasts that are based on independent industry publications, other publicly available information and our internal sources and estimates. Although we believe that third-party sources are reliable, we do not guarantee the accuracy or completeness of the information extracted from these sources and we have not independently verified such information. Similarly, while we believe our management estimates to be reasonable, they have not been verified by any independent sources. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus supplement, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Risk Factors” in this prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement. Forecasts and other forward-looking estimates about our industry or our performance within our industry are subject to the risks and uncertainties regarding forward-looking statements described under the caption “Cautionary Note Regarding Forward-Looking Statements.” Accordingly, investors should not place undue reliance on this information.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights and supplements selected information, including information contained elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus supplement and accompanying prospectus, and any related free writing prospectus, including the risks of investing in our securities discussed in the section titled “Risk Factors” contained in this prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement. You should also carefully read the information incorporated by reference into this prospectus supplement, including our financial statements, and the exhibits to the registration statement of which this prospectus supplement is a part.

Company Overview

We are a leading agricultural biotechnology company that uses proprietary gene editing technologies to develop plant traits (or specific genetic characteristics) in seeds. Our primary business is the development of plant traits that help address specific productivity or yield challenges in farming such as traits for weed management in Rice. Specifically, we are developing herbicide tolerance (HT) traits HT1 and HT3 (Clethodim-tolerance) in Rice, which represent our priority pipeline traits.

We believe that a measure of the success of our Rapid Trait Development System™, or RTDS®, technologies and our Trait Machine process is that we have been able to develop a pipeline of five productivity traits. In addition to our priority Rice program, we are positioned to opportunistically advance the development of our other productivity traits—Pod Shatter Reduction (PSR) in Canola and Winter Oilseed Rape (WOSR), Sclerotinia (white mold disease) resistance in Canola, and herbicide tolerance (HT2) in Canola—through partner-funded and/or supported programs. We believe that as a result of our development activities to date with respect to these additional productivity traits (such as our in-process field and greenhouse trials), we are well situated to engage potential partners for such funding and/or support.

The traits we develop are referred to as productivity traits because they can improve farming productivity, profitability and sustainability. Certain productivity traits lead to the reduction in the use of chemicals like fungicides, insecticides, or the reduction of fertilizer use, while others make crops more adaptable to their environment or to climate change. The ability to develop productivity traits in seeds that can increase farming productivity and reduce the use of chemicals in farming is the promise of gene editing technologies.

We are also advancing two currently partner-funded and/or supported programs, supporting the Company’s goal of entering into commercialization agreements with consumer-packaged goods partners with respect to sustainable ingredients. One is a bio-based fermentation biofragrance products program and the other is a crop-based sustainable ingredient for lauric oils.

Recent Developments

Streamlined Business Focus

Building on efficiencies introduced through Cibus’ strategic realignment initiatives to date, the Company is further streamlining its operational focus to preserve capital resources and concentrating its working capital expenditures on the commercial advancement of the Company’s weed management traits HT1 and HT3 for Rice. Alongside its Company-funded Rice program, Cibus also intends to continue advancement of its bio-based fermentation biofragrance products program and its crop based sustainable ingredients work, the development of which are currently funded and/or supported by a consumer-packaged goods partner. By concentrating on these nearest term, potentially high-impact priority objectives, the Company believes that additional cost savings can be realized. Accordingly, the Company anticipates that contemplated cost reduction actions, including rationalizing human capital resources and certain non-core facilities, have the potential to reduce the Company’s annual net cash burn to approximately $30.0 million by 2026, which is expected to contribute to improved cash flow and financial stability. Cibus plans to implement this streamlined approach and related cost reduction actions over the remainder of 2025.

The Company will retain the rights to the remainder of its productivity trait portfolio and will opportunistically pursue partner-funded projects in such traits until such time as the Company’s capital resources are sufficient to efficiently support a more robust development effort. Cibus believes that as a result of the Company’s development activities to date—such as in-process field and greenhouse trials, which will continue through completion, and recently announced designations by the United States Department of Agriculture’s Animal and Plant Health Inspection Service (USDA-APHIS) Biotechnology Regulatory Services (BRS) of Cibus traits as not regulated—the Company is well situated to engage potential partners for such funding and/or support.

As we advance our weed management traits in Rice, we are targeting an initial commercial launch in Latin America in 2027 – 2028, with subsequent expansion into the mid-south region of the United States in 2028 and to India and Asia (excluding China) in 2030. For our non-Rice crop platforms, we are targeting initial commercial launches between 2028 through 2031, in each case, depending on our ability to secure partner funding for advancement. In our partner-funded sustainable ingredients program, we are targeting nominal revenues in 2025 with targeted commercial expansion planned for 2026.

Recent Regulatory Developments

On the regulatory front, there have been several regulatory developments during the course of 2025. The Company achieved a historic milestone when the California Rice Commission’s Rice Certification Committee approved Cibus’ field research proposal on February 26, 2025, marking the first authorization for planting gene edited Rice in California. In April 2025, USDA-APHIS designated two of Cibus’ Canola traits as not regulated under USDA biotechnology regulations (7 CFR Part 340), including two canola disease resistance traits. This determination with respect to Cibus’ most up-to-date RTDS technologies, as applied in these specific Canola traits, reiterated the regulatory treatment for RTDS precision gene editing technologies in the United States. In Latin America, the Company also saw a positive regulatory development in Ecuador related to Cibus’ HT1 and HT3 Rice traits in April 2025. The Ministry of Agriculture and Livestock in Ecuador determined that Cibus’ HT1 and HT3 Rice traits are equivalent to those developed through conventional breeding and subject to the same regulations as conventional seed in accordance with the provisions of the Organic Law of Agrobiodiversity, Seeds and Promotion of Sustainable Agriculture and its Regulations (LOASFAS). This determination was important since Ecuador strictly prohibits the commercial planting of transgenic (GMO) crops, reinforcing the Company’s view that the global regulatory environment is increasingly supportive of gene editing. In April 2025, the Indian Council of Agricultural Research (ICAR) announced that ICAR had developed India’s first genome-edited rice varieties, noting that the relevant genome editing has been approved under India’s biosafety regulations for general crops and marking these varieties as a significant step toward India’s stated goal of promoting sustainable agriculture. Finally, in May 2025, the United Kingdom’s Parliament approved the secondary legislation to implement the Genetic Technology (Precision Breeding) Act, which was previously approved in March 2023, for plants in England.

On March 14, 2025, EU member states endorsed the EU Council’s (Council) negotiating mandate on the regulation of plants obtained by New Genomic Techniques (NGTs). This important advancement enables the Council to engage in 3-way discussions (known as trilogue discussions) with the EU Parliament and the European Commission to agree on the final text of the legislation to be proposed for final adoption.

Our “Up-C” Corporate Structure

We are a holding company with substantially all of our assets and operations conducted through Cibus Global, LLC (“Cibus Global”) and its subsidiaries. Our sole material asset consists of our interest in Cibus Global. We are the sole managing member of Cibus Global and are responsible for all operational, management and administrative decisions relating to Cibus Global’s business and consolidate the financial results of Cibus Global and its subsidiaries. Owners of Cibus Global’s Common Units (“Cibus Global Common Units”) other than us own a corresponding number of shares of our Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), which have voting (but no economic) rights with respect to Cibus, Inc.

Company Information

Our Class A Common Stock trades on Nasdaq under the symbol “CBUS.” Our principal executive offices are located at 6455 Nancy Ridge Drive, San Diego, CA 92121 and our telephone number is (858) 450-0008. Our filings with the SEC are posted on our corporate website at www.cibus.com. The information found on our website is not part of this prospectus.

THE OFFERING

Class A Common Stock Offered by Us	shares of Class A Common Stock.

Pre-Funded Warrants Offered by Us	Pre-Funded Warrants to purchase shares of Class A Common Stock. Each Pre-Funded Warrant will have an exercise price equal to $0.0001 per share and will be exercisable immediately. The Pre-Funded Warrants will not have an expiration date. See “Description of Securities—Description of Pre-Funded Warrants.”

Offering Price	$ per share of Class A Common Stock and $ per Pre-Funded Warrant.

Insider Participation	The Board Chairman has indicated an interest in purchasing an aggregate of approximately $10.0 million of shares of Class A Common Stock and/or Pre-Funded Warrants in this offering at the respective price offered to the public. Because this indication of interest is not a binding agreement or commitment to purchase, the Board Chairman may elect not to purchase any shares in this offering.

Shares Outstanding Immediately After this Offering	shares of Class A Common Stock, assuming no exercise of Pre-Funded Warrants sold by us, and 1,712,373 shares of Class B Common Stock.

Plan of Distribution	See “Plan of Distribution” beginning on page S-22.

Use of Proceeds	We estimate that net proceeds from this offering will be approximately $ million, after deducting placement agent commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the subsequent exercise of the Pre-Funded Warrants. We currently intend to use the net proceeds from the offering to fund further development of our weed management traits in Rice and for working capital and general corporate purposes, including the payment of professional expenses for financial advisory services, as we pursue longer term financing. See the section titled “Use of Proceeds.”

Risk Factors	Investment in our securities involves a high degree of risk. You should read the section titled “Risk Factors” in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement for a discussion of factors to consider before deciding to purchase our securities offered in this offering.

Nasdaq Capital Market Symbol	The Class A Common Stock is traded on Nasdaq under the symbol “CBUS.”

There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, we expect the liquidity of the Pre-Funded Warrants will be limited.

The number of shares of Common Stock to be outstanding after this offering is based on 32,657,738 shares of Class A Common Stock and 1,712,373 shares of Class B Common Stock outstanding as of March 31, 2025 and excludes as of that date:

•	192,288 shares of restricted Class A Common Stock, which are outstanding, subject to vesting conditions;

•	1,152,764 shares of Class A Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $38.43 per share;

•	1,074,930 shares of Class A Common Stock issuable upon the vesting and settlement of restricted stock units outstanding;

•	3,711,846 shares of Class A Common Stock reserved for future issuance under the Cibus, Inc. 2017 Omnibus Plan, as amended (the “Plan”);

•

158,483 shares of Class A Common Stock issuable upon exercise of outstanding warrants to purchase Class A Common Stock issued in February 2022 (“2022 Common Warrants”), each with an exercise price of $69.04 per share of Class A Common Stock;

•

50,000 shares of Class A Common Stock issuable upon exercise of outstanding pre-funded warrants to purchase Class A Common Stock issued in December 2023 (“2023 Pre-Funded Warrants”), each with an exercise price of $0.01 per share of Class A Common Stock;

•

1,298,040 shares of Class A Common Stock issuable upon exercise of outstanding warrants to purchase Class A Common Stock issued in June 2024 (“2024 Common Warrants”), of which 1,100,000 have an exercise price of $2.50 per share, 98,040 have an exercise price of $10.07 per share (which was amended subsequent to March 31, 2025, with stockholder approval, to $2.50 per share) and 100,000 have an exercise price of $10.00 per share;

•

9,040,000 shares of Class A Common Stock issuable upon exercise of outstanding common warrants to purchase Class A Common Stock issued in January 2025 (“January 2025 Common Warrants”) each with an exercise price of $2.50 per share of Class A Common Stock (the issuance of shares pursuant to such warrants having been approved by our stockholders subsequent to March 31, 2025); and

•

4,400,000 shares of Class A Common Stock issuable upon exercise of outstanding pre-funded warrants accompanying common warrants to purchase Class A Common Stock issued in January 2025 (“January 2025 Pre-Funded Warrants” and, together with the 2022 Common Warrants, the 2023 Pre-Funded Warrants and the 2024 Common Warrants the “Existing Warrants”) each with an exercise price of $2.4999.

Unless otherwise stated, information in this prospectus supplement assumes no further exercise of outstanding options or Existing Warrants; no future issuances by us of shares of our Class A Common Stock or securities convertible into or exercisable for our Class A Common Stock, including as part of any future offerings of such securities; and no exercise of the Pre-Funded Warrants offered in this prospectus supplement.

RISK FACTORS

You should consider carefully the risks described below and those risk factors described under the heading “Item 1.A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as may be updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this prospectus supplement in their entirety, together with other information in this prospectus supplement and the information and documents incorporated by reference in this prospectus supplement and any free writing prospectus that we may authorize for use in connection with this offering before you make a decision to invest in our securities. If any of these risks actually occur, our business, operating results, prospects or financial condition could be harmed. This could cause the trading price of the Class A Common Stock to decline and you may lose all or part of your investment. The risks below and incorporated by reference in this prospectus supplement are not the only ones we face. Additional risks not currently known to us or that we currently deem immaterial may also affect our business operations. Please also read carefully the section below titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to the Company’s Streamlined Business Focus

The Company’s Streamlined Business Focus may result in operational and strategic challenges.

As described under “Recent Developments—Streamlined Business Focus,” the Company has decided to streamline its business focus on advancing weed management in Rice and its partner-funded and/or supported biofragrance products and sustainable ingredients.

Cost reduction actions associated with this streamlined focus, including rationalization of human capital resources and certain non-core facilities, may result in the loss of institutional knowledge and expertise, may adversely affect operations and yield unintended consequences, such as unplanned attrition and reduced employee morale. The Company’s ability to successfully execute on its strategy depends on retaining key remaining personnel, and unanticipated attrition, which may occur on short notice, could potentially harm the Company’s business and operations. As a result, Cibus’ management may need to divert attention away from day-to-day strategic and operational activities and devote additional time to managing organizational changes. Moreover, the Company is in the process of planning cost reduction actions and there can be no assurance that the Company will be able to achieve its stated cash burn target in a timely manner, or at all, or that such changes will result in improved cash flow and financial stability.

The Company’s decision to streamline its business focus on weed management in Rice and partner-funded and/or supported biofragrance products and sustainable ingredients reflects management assumptions and estimates regarding the demand for end-products containing Cibus licensed intellectual property, the existence or non-existence of products being simultaneously developed by competitors, global and regional agricultural and macro-economic conditions, and potential market penetration and obsolescence, whether planned or unplanned. There can be no assurance that such management assumptions are correct, and any failure to realize such demand forecasts for Cibus’ products or downstream products containing Cibus’ intellectual property could have a material adverse effect on Cibus’ business, results of operations, and financial condition.

Risks Relating to the Offering

If you purchase securities in this offering, you will experience immediate dilution.

The offering price of the Class A Common Stock and Pre-Funded Warrants exceeds the net tangible book value per share of Class A Common Stock as of March 31, 2025, before giving effect to this offering. Accordingly, purchasers of securities in this offering will incur immediate dilution of approximately $     per share of Class A Common Stock, representing the difference between the offering price of $     per share of Class A Common Stock and $     per Pre-Funded Warrant and our as adjusted net tangible book value per share as of March 31, 2025, after giving effect to this offering. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus supplement entitled “Dilution” beginning on page S-20.

Our ability to continue as a going concern will depend on our ability to obtain additional financing in the near term.

As of March 31, 2025, we had $23.6 million of cash and cash equivalents. Current liabilities were $21.0 million as of March 31, 2025.

Even if this offering is successful, there will continue to be substantial doubt about our ability to continue as a going concern in the absence of additional financing. To finance our continued operations under our current business plan over the next 12 months, we will need to raise additional capital, including after giving effect to this offering. Such financing may not be available within our required timeframes, on acceptable terms, or at all.

In light of the foregoing needs and constraints on our capital resources, a special committee of our Board of Directors is evaluating a full range of strategic alternatives to maximize shareholder value, which may include potential equity or debt financing transactions, business combination transactions (including an acquisition or merger transaction), sales of assets, licensing or other strategic transactions. Certain potential strategic transaction alternatives could (i) result in substantial additional dilution to existing stockholders, (ii) result in the issuance of securities with preferences over our Common Stock, (iii) subject us to covenants that impose operational restrictions, (iv) require us to relinquish potentially valuable rights to pipeline traits or proprietary technologies, (v) result in the granting of licenses on terms that are not favorable to us, or (vi) have a material adverse effect on the market price of the Class A Common Stock.

In addition, building on efficiencies introduced through Cibus’ strategic realignment initiatives to date and related cost reduction efforts, the Company has announced a further streamlining of its business focus, which will require additional cost reduction actions, including rationalizing human capital resources. The Company is targeting the reduction of its annual cash burn to approximately $30.0 million. While our management is focused on planning and implementing such cost reduction actions in the near term, there can be no assurance that we will be able to achieve our stated cash burn target in a timely manner or at all.

If we fail to obtain substantial funding or consummate a strategic transaction in the next several months and are unable to continue as a going concern, we may be required to discontinue or delay one or more of our development programs or to wind-down our business through the initiation of bankruptcy proceedings. In the event of a wind-down, it is likely that holders of our Class A Common Stock and Pre-Funded Warrants, including investors in this offering, will lose all or part of their investment. If we seek additional financing to fund our business activities in the future and there is substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

You may experience future dilution as a result of future equity offerings.

Sales of shares of our Class A Common Stock result in dilution to our stockholders. In order to raise additional capital, we expect to offer additional shares of Class A Common Stock or other securities convertible into or exchangeable for Class A Common Stock, including potential sales of Class A Common Stock under an existing sales agreement pursuant to which we may, from time to time, sell shares of our Class A Common Stock having an aggregate offering price of up to $80.0 million through a sales agent in an at-the-market offering (the “ATM Facility”), under which approximately $62.3 million of availability remained at March 31, 2025.

In addition to sales of Class A Common Stock made pursuant to the ATM Facility, we expect in the future to seek to raise additional equity financing, including through the offer of additional shares of Class A Common Stock or other securities convertible into or exchangeable for Class A Common Stock. Moreover, such additional equity offerings may occur in the near term following this offering.

We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price paid by investors in this offering for a share of Class A Common Stock or Pre-Funded Warrant and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Class A Common Stock or other securities convertible into or exchangeable for Class A Common Stock in future transactions may be higher or lower than the price per share of Class A Common Stock or Pre-Funded Warrant in this offering.

Furthermore, if outstanding options or Existing Warrants, or the Pre-Funded Warrants issued in this offering, are exercised, you could experience further dilution. As of March 31, 2025, approximately 18,148,436 shares of Class A Common Stock are either issuable upon conversion of shares of Class B Common Stock, issuable upon exercise of outstanding options, issuable upon vesting and settlement of outstanding restricted stock units, issuable upon exercise of outstanding common warrants or reserved for future issuance under the Plan and are eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules. We also have 4,450,000 outstanding pre-funded warrants, which are included in the calculation of earnings per share for accounting purposes. Moreover, in the event that outstanding Pre-Funded Warrants are exercised, we will not receive any meaningful amount of additional funds upon such exercise.

If our large stockholders sell a substantial number of shares of Class A Common Stock in either the private or public markets, the market price of the Class A Common Stock could decrease materially. The perception in the public market that these stockholders might sell Class A Common Stock could also depress the market price of the Class A Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities.

Additionally, shares of Class A Common Stock issued or issuable under our equity incentive plans to employees and directors have been registered on Form S-8 registration statements and may be freely sold in the public market upon issuance.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds, and we may not apply the net proceeds of this offering in ways that increase the value of your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we intend to invest the net proceeds from this offering in marketable securities that may include investment-grade interest-bearing securities, money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government in accordance with our investment policy. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We have not paid dividends in the past and do not expect to pay dividends in the future, and, as a result, any return on investment may be limited to the value of the Class A Common Stock (including the Class A Common Stock issuable upon exercise of Pre-Funded Warrants).

We have never paid dividends and do not anticipate paying dividends in the foreseeable future. The payment of dividends will depend on our earnings, capital requirements, financial condition, prospects and other factors our board of directors may deem relevant. If we do not pay dividends, the Class A Common Stock (including the Class A Common Stock issuable upon exercise of Pre-Funded Warrants) may be less valuable because a return on your investment will only occur if the price per share of Class A Common Stock appreciates and you sell the Class A Common Stock thereafter.

You may be subject to tax upon an adjustment to the exercise price or number of shares of Class A Common Stock issuable upon exercise of the Pre-Funded Warrants even though you do not receive a corresponding cash distribution.

An adjustment to the number of shares of Class A Common Stock issuable upon exercise of the Pre-Funded Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants (or in certain circumstances, a failure to make adjustments), may be treated as a constructive distribution to a holder of the Pre-Funded Warrants if, and to the extent that, such adjustment has the effect of increasing such holder’s proportionate interest in Cibus’ earnings and profits or Cibus’ assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to Cibus shareholders). Constructive distributions will constitute dividends to the extent such distributions are deemed paid out of Cibus’ earnings and profits, notwithstanding the fact that holders of Warrants will not receive a cash payment in respect thereof.

If you are a “Non-U.S. Holder” (as defined in “Certain United States Federal Income Tax Considerations”), U.S. federal withholding tax at a rate of 30 percent (or at a lower rate if an applicable income tax treaty so provides and an applicable withholding agent has received proper certification as to the application of that treaty) generally will apply to the gross amount of dividends received by you, including deemed or constructive dividends as described in the previous paragraph. In the event of such a dividend, Cibus may be required to withhold tax from subsequent distributions of cash or property to Non-U.S. Holders. Further, if an applicable withholding agent pays such withholding taxes on behalf of a non-U.S. Holder with respect to such dividends, the withholding agent may withhold any such withholding tax from any cash to be paid to or set-off such amount against certain other funds or assets belonging to such Non-U.S. Holder. See the discussion under “Certain United States Federal Income Tax Considerations.”

The United States net operating loss carryforwards and certain other tax attributes of Cibus may be subject to limitations, including as a result of this offering.

As of December 31, 2024, Cibus had approximately $427.3 million of net operating loss carryforwards (NOLs) for federal and state income tax purposes, which may be available to offset federal and state income tax liabilities in the future. In addition, Cibus may generate additional NOLs in future years. Cibus established a full valuation allowance for its deferred tax assets, including NOLs, due to the uncertainty that enough taxable income will be generated to utilize the assets.

In general, a corporation’s ability to utilize its NOLs may be limited if it experiences an “ownership change” as defined in Section 382 of the Code. An ownership change generally occurs if certain direct or indirect five percent shareholders increase their aggregate percentage ownership of a corporation’s stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change. If a corporation experiences an ownership change, the corporation will be subject to an annual limitation that applies to the amount of pre-ownership change NOLs that may be used to offset post-ownership change taxable income. This limitation is generally determined by multiplying the value of the corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains in the assets held by such corporation at the time of the ownership change. Similar rules and limitations may apply for state income tax purposes.

The Company completed a Section 382 analysis through December 31, 2023, and it was determined that the Company experienced an IRC 382 cumulative shift as of 5/31/2023, as a result of the Merger Transactions (as defined in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024). The Company completed an additional analysis through December 31, 2024, to determine if any additional cumulative shifts have occurred and concluded no Section 382 ownership change was identified in 2024. For financial statement purposes, the Company has included the federal and state NOLs and R&D credit in the schedule of deferred tax assets offset with a full valuation allowance. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by historical ownership changes will not impact the Company’s effective tax rate in the future. There is no assurance that Cibus will not experience additional ownership changes under Section 382 that would further limit or possibly eliminate its ability to use its NOLs. Cibus may experience ownership changes as a result of shifts in the direct or indirect ownership of its stock (including as a result of securities sold in this offering and/or in prior offerings), some of which may be outside of its control. There is also a risk that future legal or regulatory changes may limit Cibus’ ability to use current or future NOLs to offset its future federal income tax liabilities.

This offering is being conducted on a “reasonable best efforts” basis.

The Placement Agent is offering the shares of Class A Common Stock and Pre-Funded Warrants on a “reasonable best efforts” basis, and the Placement Agent is under no obligation to purchase any securities for its own account. The Placement Agent is not required to sell any specific number or dollar amount of shares of Class A Common Stock and Pre-Funded Warrants in this offering but will use its best efforts to sell the securities offered in this prospectus supplement. As a “reasonable best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. In addition, because certain purchasers in this offering may not enter into a securities purchase agreement, such purchasers will have no contractual obligation to us to consummate their purchase at closing. Accordingly, your decision to invest in our securities in this offering should not be based on an expectation that we will ultimately consummate sales in any specified amount. We are not requiring any minimum purchase or sale of any specific number of securities in the offering for us to consummate sales with each purchaser.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement will receive benefits of, and have rights pursuant to such securities purchase agreement that are not available to purchasers that purchase without a securities purchase agreement.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement will receive certain benefits, including receiving the benefit of representations and warranties of the Company and receiving a legal opinion as to certain corporate law matters related to the Company. In addition, such purchasers will also have rights pursuant to such securities purchase agreement that are not available to purchasers that purchase without a securities purchase agreement. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement, including but not limited to: a covenant not to enter into certain equity financings for 60 days from the closing of this offering, subject to certain exceptions.

Risks Related to the Pre-Funded Warrants

The Pre-Funded Warrants are speculative in nature.

Commencing on the date of issuance, holders of Pre-Funded Warrants may exercise their right to acquire Class A Common Stock and pay an exercise price per share equal to $0.0001 per share, subject to certain adjustments, without expiration. Following this offering, the market value of the Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market price of the Class A Common Stock will ever equal or exceed their imputed offering price.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Holders of the Pre-Funded Warrants will have no rights as a holder of Class A Common Stock until such holders exercise their Pre-Funded Warrants and acquire Class A Common Stock.

Until you acquire shares of Class A Common Stock upon exercise of your Pre-Funded Warrants, you will have no rights with respect to the shares of Class A Common Stock underlying such Pre-Funded Warrants. Upon exercise of your Pre-Funded Warrants, you will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the exercise date.

We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant will be exercisable until it is fully exercised and by means of payment of a $0.0001 cash purchase price upon exercise or by means of a “cashless exercise” according to a formula set forth in the Pre-Funded Warrant. Accordingly, we will not receive any meaningful additional funds upon the exercise of the Pre-Funded Warrants.

Significant holders or beneficial holders of shares of the Class A Common Stock may not be permitted to exercise the Pre-Funded Warrants that they hold.

For so long as applicable under Nasdaq listing rules, a holder of a Pre-Funded Warrant will not be entitled to exercise any portion of any Pre-Funded Warrant that, upon giving effect to such exercise, would cause such holder to beneficially own more than 19.99% of the Class A Common Stock or the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 19.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. In addition, holders of Pre-Funded Warrants can choose to limit the exercise of any portion of any Pre-Funded Warrant that, upon giving effect to such exercise, would cause in aggregate number of shares of our Class A Common Stock beneficially owned by such holder (together with its affiliates) to exceed 4.99% or 9.99% of the number of shares of our Class A Common Stock immediately after giving effect to the exercise. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of Class A Common Stock at a time when it would be financially beneficial for you to do so. In such a circumstance, you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market and due to applicable transfer restrictions.

In certain circumstances, we may be required to settle the value of the Pre-Funded Warrants in cash.

If, at any time while the Pre-Funded Warrants are outstanding, we enter into a “Fundamental Transaction” (as defined in the Pre-Funded Warrants), which includes, but is not limited to, a purchase offer, tender offer or exchange offer, a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or other scheme of arrangement), then each registered holder of outstanding Pre-Funded Warrants as at any time concurrently shall have the right to receive, for each share underlying the Pre-Funded Warrants that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. However, if holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, holders of the Pre-Funded Warrants will be given the same choice as to the Alternate Consideration they receive upon any exercise of the Pre-Funded Warrants following such Fundamental Transaction, which may include cash.

Risks Related to Ownership of Class A Common Stock

The market price of the Class A Common Stock has been and could remain volatile, which could adversely affect the market price of the Class A Common Stock.

The market price the Class A Common Stock has experienced, and may continue to experience, volatility in response to various factors. Between the closing date of our merger with Cibus Global on May 31, 2023 and June 3, 2025, the closing price of the Class A Common Stock on the Nasdaq Capital Market fluctuated from a high of $31.50 per share to a low of $1.40 per share. Some factors that may cause the market price of the Class A Common Stock to fluctuate include our quarterly operating results, our perceived prospects or the perceptions of the market of our pipeline, new products or technologies, changes in securities analysts’ recommendations or earnings estimates and our ability to meet such estimates, changes in general conditions in the economy or the financial markets, capital raising activity and other developments affecting us or our competitors.

These and other market and industry factors may cause the market price and demand for the Class A Common Stock to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their Class A Common Stock at a favorable price or at all and may otherwise negatively affect the liquidity of the Class A Common Stock.

If securities or industry analysts do not publish research or reports about our business, or if they issue adverse or misleading opinions regarding our Class A Common Stock, the price of the Class A Common Stock and trading volume could decline.

The trading market for the Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or the performance of the Class A Common Stock, or if our operating results fail to meet the expectations of analysts, including such analysts’ expectations regarding revenue timing or amounts, the price of the Class A Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of the Class A Common Stock or trading volume to decline.

12

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement contains or incorporates by reference information that includes or is based upon “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”) and Section 21E of the Exchange Act.

We have made these forward-looking statements in reliance on the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “scheduled,” “should,” “targets,” “will,” “would,” or the negative of these terms and other similar terminology. Forward-looking statements in this prospectus supplement may include statements about our future financial performance, including our liquidity and capital resources, cash runway and cash burn targets, and ability to continue as a going concern; the advancement, timing and progress of our priority development programs, platform development and trait development in crop platforms; the anticipated timing for the presentation of data related to trait development and other operational activities; the timeframes for transferring traits in customers’ elite germplasm; the timeframe for commercialization of germplasm with our traits by seed company customers; the timing for, and degree of, adoption by farmers of germplasm with our traits following commercialization; the capacity of our productivity traits to deliver competitive yield improvements; the ability of gene editing to address climate change at scale; our ability to obtain partner funding for the advancement of additional productivity traits in our pipeline, the timing and nature of regulatory developments relating to gene editing; the market opportunity for our plant traits, including the number of addressable acres, and the trait fees that we expect to receive; and our ability to enter into and maintain significant customer collaborations. These and other forward-looking statements are predictions and projections about future events and trends based on our current expectations, objectives, and intentions and are premised on current assumptions.

Our actual results, level of activity, performance or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to:

•	our ability to continue as a going concern;

•	our need for additional near term funding to finance our activities and challenges in obtaining additional capital on acceptable terms, or at all;

•	changes in expected or existing competition;

•	challenges to our intellectual property protection and unexpected costs associated with defending intellectual property rights;

•	increased or unanticipated time and resources required for our platform or trait product development efforts;

•	our reliance on third parties in connection with our development activities and for commercialization;

•	challenges associated with our ability to effectively license our productivity traits and sustainable ingredient products;

•	the risk that farmers do not recognize the value in germplasm containing our traits or that farmers and processors fail to work effectively with crops containing our traits;

•

delays or disruptions in our platform or trait product development efforts, particularly with respect to its non-Rice projects, which are dependent upon potential partner funding under our streamlined focus;

•	challenges that arise in respect of our production of high-quality plants and seeds cost effectively on a large scale;

•	our dependence on distributions from Cibus Global to pay taxes and cover our corporate and overhead expenses;

•	regulatory developments that disfavor or impose significant burdens on gene editing processes or products;

•	delays and uncertainties regarding regulatory developments, particularly in the European Union;

•	our ability to achieve commercial success;

•	commodity prices and other market risks facing the agricultural sector;

•	technological developments that could render our technologies obsolete;

•	impacts of our headcount reductions and other cost reduction measures, which may include operational and strategic challenges;

•

changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates, and economic volatility and uncertainty arising from dynamic trade policies, including tariffs and retaliatory tariffs, and market reactions to such policies;

•	dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on our ability to execute on our business plan;

•	our assessment of the period of time through which our financial resources will be adequate to support operations; and

•

other important risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K, which was filed with the SEC on March 21, 2024, as they may be updated or supplemented from time-to-time in our subsequent reports on Forms 10-Q and 8-K filed with the SEC.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our consolidated financial condition, results of operations or liquidity. Therefore, you should not rely on any of these forward-looking statements.

Should one or more of the risks or uncertainties described in this prospectus supplement occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this prospectus supplement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Any forward-looking statement made by us in this prospectus supplement is based only on information currently available to us and speaks only as of the date hereof. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements after the date of this prospectus supplement, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

You should read this prospectus supplement together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we currently expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds we receive from this offering will be approximately $   million after deducting the placement agent commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the subsequent exercise of the Pre-Funded Warrants. In the event that the Pre-Funded Warrants are exercised, we will not receive any meaningful amount of additional funds upon such exercise.

We currently intend to use the net proceeds from the offering to fund further development of our weed management productivity traits in Rice and for working capital and general corporate purposes, including the payment of professional expenses for financial advisory services, as we pursue longer term financing.

We may find it necessary or advisable to use the net proceeds for other purposes and our management retains broad discretion regarding the use of the net proceeds from this offering, including discretion over the amounts and timing of any actual expenditures.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in marketable securities that may include investment-grade interest-bearing securities, money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government in accordance with our investment policy.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to invest in our business and do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements and general business conditions and other factors that our board of directors may deem relevant.

DESCRIPTION OF SECURITIES

General

Our total number of authorized shares of capital stock consists of (i) 210,000,000 shares of Class A Common Stock, (ii) 90,000,000 shares of Class B Common Stock, and (iii) 10,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”). As of March 31, 2025, we had outstanding 32,657,738 shares of Class A Common Stock (excluding 192,288 restricted shares of Class A Common Stock, which are outstanding, but remain subject to vesting), 1,712,373 shares of Class B Common Stock and no shares of Preferred Stock.

Description of Capital Stock

Class A Common Stock

The Class A Common Stock is listed on Nasdaq under the symbol “CBUS.” The transfer agent and registrar for the Class A Common Stock is Broadridge Corporate Issuer Solutions, LLC. The transfer agent’s address is 1155 Long Island Avenue, Edgewood, NY 11717.

The material terms of the Class A Common Stock are described under the heading “Description of Capital Stock” in the accompanying prospectus.

Description of Pre-Funded Warrants

Pre-Funded Warrants to be Issued in this Offering

The following is a summary of the material terms and provisions of the Pre-Funded Warrants that are being offered hereby. This summary is subject to and qualified in its entirety by the form of Pre-Funded Warrants, which has been provided to the investors in this offering and which will be filed with the SEC as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants. All Pre-Funded Warrants will be issued in certificated form.

General Terms of the Pre-Funded Warrants

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Class A Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Class A Common Stock and exercise price.

Exercisability

Each Pre-Funded Warrant will be immediately exercisable and will not have an expiration date. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. The number of shares of Class A Common Stock issuable upon exercise of the Pre-Funded Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Class A Common Stock.

Cashless Exercise

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance or resale of the shares issuable upon exercise of the Pre-Funded Warrant, the holder may exercise the Pre-Funded Warrant on a cashless basis. When exercised on a cashless basis, a portion of the Pre-Funded Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of Class A Common Stock purchasable upon such exercise.

Exercise Limitations

We may not effect the exercise of any Pre-Funded Warrant if such exercise would cause such holder to beneficially own more than 19.99% of the Class A Common Stock or the combined voting power of our securities beneficially owned by such holder (together with such holder’s affiliates) to exceed 19.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. In addition, investors can choose to limit the exercise of any portion of any Pre-Funded Warrant that, upon giving effect to such exercise, would cause in aggregate number of shares of our Class A Common Stock beneficially owned by such holder (together with such holder’s affiliates) to exceed 4.99% or 9.99% of the number of shares of our Class A Common Stock immediately after giving effect to the exercise; however, any holder of a Pre-Funded Warrant may increase or decrease such percentage, but in no event in excess of 19.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, upon at least 61 days’ prior written notice from the holder to us. The foregoing beneficial ownership limitation in respect of the Pre-Funded Warrants held by the Board Chairman, who has indicated an interest in participating in this offering, shall remain in effect solely insofar as required by applicable Nasdaq listing rules.

Certain Adjustments

The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Pre-Funded Warrants may be proportionally adjusted upon the occurrence of specific events, including stock dividends, stock splits, combinations and certain recapitalizations of our Class A Common Stock.

Rights Upon Distribution of Assets; Purchase Rights

If we distribute assets, including cash dividends, any securities (other than a stock dividend of Class A Common Stock, described under “—Certain Adjustments”) or other property, to our stockholders, the Pre-Funded Warrant holders shall be entitled to participate in such distribution to the same extent that such holder would have participated had the holder held the number of shares of Class A Common Stock acquirable upon complete exercise of its Pre-Funded Warrants. If such distribution would cause such holder to exceed the Beneficial Ownership Limitation, the holder will not be entitled to participate in the distribution to such extent that the Beneficial Ownership Limitation would be exceeded and the distribution will be held in abeyance for the holder’s benefit until such time or times, if ever, as would not result in the holder exceeding the Beneficial Ownership Limitation.

If we grant, issue or sell pro rata to our stockholders, any options, convertible securities or rights to purchase stock, warrants, securities or other property, the Pre-Funded Warrant holders will be entitled to acquire such purchase rights to the same extent such holder would have acquired had the holder held the number of shares of Class A Common Stock acquirable upon complete exercise of its Pre-Funded Warrants. If such right to participate in any such purchase rights would cause such holder to exceed the Beneficial Ownership Limitation, then the holder will not be entitled to participate in such purchase right to such extent that the Beneficial Ownership Limitation would be exceeded by such purchase right, and to the extent necessary to prevent such occurrence, will be held in abeyance for the holder’s benefit until such time or times, if ever, as would not result in the holder exceeding the Beneficial Ownership Limitation.

Transferability

Subject to applicable laws and restrictions, a holder may transfer a Pre-Funded Warrant upon surrender of the Pre-Funded Warrant to us with a duly executed assignment in the form attached to the Pre-Funded Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

No Listing

There is no established public trading market for the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Pre-Funded Warrants on any securities exchange or trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Class A Common Stock, the holder of a Pre-Funded Warrant, solely in such holder’s capacity as a holder of a Pre-Funded Warrant, will not be entitled to vote, to receive dividends, or to any of the other rights of our stockholders.

Fundamental Transactions

Subject to certain limitations set forth in the Pre-Funded Warrant, in the event we (or any of our subsidiaries) effect certain mergers, consolidations, sales or other disposition of substantially all of our assets, tender or exchange offers, reclassifications or share exchanges in which our Class A Common Stock is effectively converted into or exchanged for other securities, cash or property, we consummate a business combination in which another person acquires 50% of the outstanding voting power of all classes of equity of the Company, or any person or group becomes the beneficial owner of more than 50% of the aggregate voting power of all classes of equity of the Company, then, upon any subsequent exercise of the Pre-Funded Warrants, the holders of the Pre-Funded Warrants will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of Class A Common Stock then issuable upon exercise of the Pre-Funded Warrants.

Amendments and Waivers

The provisions of each Pre-Funded Warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Pre-Funded Warrants. As to any fraction of a share of Class A Common Stock which the holder would otherwise be entitled to purchase upon such exercise, we shall or shall cause, at our option, the payment of a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Pre-Funded Warrant per whole share or round such fractional share up to the nearest whole share of Class A Common Stock.

Governing Law

All questions concerning the construction, validity, enforcement and interpretation of the Pre-Funded Warrants shall be governed by and construed and enforced in accordance with the law of the State of New York.

DILUTION

If you invest in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of Class A Common Stock and Pre-Funded Warrant, in each case excluding shares of Class A Common Stock issuable upon exercise of the Pre-Funded Warrants being offered in this offering and the payment of the exercise price therefor, and the as adjusted net tangible book value per share of our Class A Common Stock immediately after this offering.

Our net tangible book value (deficit) as of March 31, 2025 was $(191.6) million, or $(5.87) per share. Net tangible book value (deficit) per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of Class A Common Stock outstanding as of March 31, 2025. Dilution in net tangible book value (deficit) per share of Class A Common Stock represents the difference between the amount per share paid by purchasers of shares of Class A Common Stock or Pre-Funded Warrants, as applicable, in this offering and the as adjusted net tangible book value (deficit) per share of Class A Common Stock immediately after giving effect to this offering.

After giving effect to the sale of     shares of Class A Common Stock at the offering price of $   per share of Class A Common Stock and the sale of Pre-Funded Warrants to purchase     shares of Class A Common Stock (excluding shares of Class A Common Stock issuable upon exercise of the Pre-Funded Warrants being offered in this offering) at the offering price of $   per Pre-Funded Warrant, and after deducting the placement agent fees and commissions and estimated offering expenses payable by us, our as-adjusted net tangible book value (deficit) as of March 31, 2025 would have been $   million, or $   per share. This represents an immediate increase in net tangible book value of $   per share to existing stockholders and an immediate dilution of $   per share to investors participating in this offering, as illustrated in the following table:

Offering price per share of Class A Common Stock			$
Offering price per Pre-Funded Warrant
Net tangible book value (deficit) per share as of March 31, 2025		$(5.87)
Increase in net tangible book value per share attributable to this offering	$

As adjusted net tangible book value (deficit) per share as of March 31, 2025, after giving effect to this offering			$

Dilution per share to investors purchasing Class A Common Stock			$

Dilution per share to investors purchasing Pre-Funded Warrants			$

The above discussion and table are based on 32,657,738 shares of Class A Common Stock outstanding as of March 31, 2025, and excludes as of that date:

•	192,288 shares of restricted Class A Common Stock, which are outstanding, subject to vesting conditions;

•	1,152,764 shares of Class A Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $38.43 per share;

•	1,074,930 shares of Class A Common Stock issuable upon the vesting and settlement of restricted stock units outstanding;

•	3,711,846 shares of Class A Common Stock reserved for future issuance under the Plan;

•	158,483 shares of Class A Common Stock issuable upon exercise of outstanding 2022 Common Warrants, each with an exercise price of $69.04 per share of Class A Common Stock;

•	50,000 shares of Class A Common Stock issuable upon exercise of outstanding 2023 Pre-Funded Warrants, each with an exercise price of $0.01 per share of Class A Common Stock;

•

1,298,040 shares of Class A Common Stock issuable upon exercise of outstanding warrants to purchase Class A Common Stock issued in June 2024 (“2024 Common Warrants”), of which 1,100,000 have an exercise price of $2.50 per share, 98,040 have an exercise price of $10.07 per share (which was amended subsequent to March 31, 2025, with stockholder approval, to $2.50 per share) and 100,000 have an exercise price of $10.00 per share;

•

9,040,000 shares of Class A Common Stock issuable upon exercise of outstanding January 2025 Common Warrants, each with an exercise price of $2.50 per share of Class A Common Stock (the issuance of shares pursuant to such warrants having been approved by our stockholders subsequent to March 31, 2025); and

•	4,400,000 shares of Class A Common Stock issuable upon exercise of outstanding January 2025 Pre-Funded Warrants, each with an exercise price of $2.4999.

The above illustration of dilution per share to investors participating in this offering assumes no further exercise of outstanding options or Existing Warrants; no future issuances by us of shares of our Class A Common Stock or securities convertible into or exercisable for our Class A Common Stock; and no exercise of the Pre-Funded Warrants to be issued in this offering. To the extent that any outstanding options are exercised or other shares are issued upon vesting of outstanding awards or otherwise, there will be further dilution to new investors.

PLAN OF DISTRIBUTION

A.G.P./Alliance Global Partners (the “Placement Agent”), has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated     , 2025. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. The Placement Agent is a statutory underwriter within the meaning of the Securities Act. We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. Investors shall rely solely on this prospectus supplement and the accompanying prospectus in connection with the purchase of our securities in this offering. We are not requiring any minimum purchase or sale of any specific number of securities in order for us to consummate this offering.

Indemnification

We have agreed to indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have engaged A.G.P. as the sole exclusive placement agent in connection with this offering. This offering is being conducted on a “reasonable best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below.

	Per Share of Class A Common Stock	Per Pre-Funded Warrant	Total(3)
Offering Price	$	$	$
Placement Agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)

We have agreed to pay the Placement Agent a cash placement commission equal to (i) 7.00% of the aggregate proceeds from the sale of the securities sold in this offering to certain investors and (ii) 2.00% of the aggregate proceeds from the sale of the securities sold in this offering to certain other investors. We will not pay any cash placement commission to the Placement Agent in connection with the securities, if any, sold to the Board Chairman. Accordingly, amounts per share of Class A Common Stock and per Pre-Funded Warrant reflect a blended rate without taking into account securities, if any, issued to the Board Chairman. Pursuant to existing arrangements, we will also be required to pay (i) Ducera Securities LLC a fee equal to 5.5% of the amount raised in this offering and (ii) March Capital Corporation a cash fee of 4.0% of the aggregate proceeds from securities, if any, sold to a specific investor, should such investor purchase securities in this offering. The Company has agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering.

(2)	Does not give effect to any exercise of any Pre-Funded Warrants being issued in this offering and reflects the blended rate described in footnote 1.
(3)	Reflects actual amounts.

We have also agreed to reimburse the Placement Agent at closing for legal and other expenses incurred by them in connection with the offering in an aggregate amount up to $100,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately

$  million, which includes up to $75,000 of legal fees and expenses as well as non-accountable expenses up to $25,000 that we have agreed to reimburse the Placement Agent in connection with this offering.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As a statutory underwriter, the Placement Agent is required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Nasdaq Listing

Our Class A Common Stock is quoted on Nasdaq under the symbol “CBUS.” There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not plan on making an application to list the Pre-Funded Warrants on Nasdaq, any securities exchange or any recognized trading system.

Lock-Up Agreements

Our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of Class A Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Class A Common Stock during a period ending 60 days after the date of such lock-up agreements, without first obtaining the written consent of the Placement Agent. Specifically, these individuals have agreed, in part, not to:

•	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act;

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of Class A Common Stock, in cash or otherwise;

•	make any demand for or exercise any right with respect to the registration of any of our securities;

•	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of Class A Common Stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession, in connection with the satisfaction of certain tax obligations and pursuant to existing 10b5-1 trading plans.

In addition, we have agreed that, subject to certain exceptions, that for a period of 60 days after the closing of this offering (the “Restricted Period”) (i) we will not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or common stock equivalents or (ii) file any registration statement or amendment or supplement thereto, other than the final prospectus supplement relating to this offering or a registration statement on Form S-8 in connection with any employee benefit plan (including the

Company’s Employee Stock Purchase Plan). Notwithstanding the foregoing, during the Restricted Period, the Company is permitted to make sales under the ATM Facility, provided that, during the Restricted Period, such sales under the ATM Facility will only be permitted at prices not less than $     (the offering price of shares of Class A Common Stock in this offering).

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. For example, the Placement Agent served as a joint bookrunner in connection with our offering of 3,000,000 shares of Class A Common Stock that closed on September 19, 2024. In addition, the Placement Agent served as our exclusive placement agent in connection with our offering of 1,298,040 shares of Class A Common Stock and Common Warrants to purchase 1,298,040 shares of Class A Common Stock that closed on June 13, 2024 and our offering of 4,340,000 shares of Class A Common Stock, pre-funded warrants to purchase 4,700,000 shares of Class A Common Stock, and common warrants to purchase 9,040,000 shares of Class A Common Stock on January 21, 2025.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the securities offered hereby. Any such short positions could adversely affect future trading prices of the ordinary shares. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on a website maintained by the Placement Agent and the Placement Agent may distribute this prospectus supplement and the accompanying prospectus electronically. The Placement Agent’s address is 590 Madison Ave., 28th Floor, New York, NY 10022.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations, assumptions and qualifications described herein, the following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of shares of Class A Common Stock issued pursuant to this offering (the “Shares”); the purchase, exercise, disposition and lapse of the Pre-Funded Warrants issued pursuant to this offering; and the purchase, ownership and disposition of Class A Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Warrant Shares”). The Shares, the Pre-Funded Warrants and the Warrant Shares are collectively referred to herein as the “Offered Securities.” All prospective holders of the Offered Securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of the Offered Securities.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and Cibus has not obtained, nor does it intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of the Offered Securities.

This discussion addresses only Offered Securities that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) by holders that acquired the relevant Shares and Warrants pursuant to this offering. This discussion does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes). It does not address holders that are subject to special rules, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	brokers or dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons who hold any of the Offered Securities as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•	persons deemed to sell any of the Offered Securities under the constructive sale provisions of the Code;

•

entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities such as subchapter S corporations (or investors in such entities or arrangements);

•	regulated investment companies or real estate investment trusts;

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	U.S. expatriates and former citizens or former long-term residents of the United States;

•	holders that acquire the Offered Securities through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan; or

•	holders of the Investor Warrants that are subject to the Warrant Amendment Agreement or their affiliates.

If a holder is a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes), the U.S. federal income tax treatment of a partner or beneficial owner will generally depend on the status of such partner or beneficial owner and the entity’s activities. Partnerships, partners and beneficial owners in partnerships or other pass-through entities that own the Offered Securities should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of the Offered Securities.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Offered Securities, that, for U.S. federal income tax purposes is, or is treated as:

•	an individual that is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

As used herein, the term “Non-U.S. Holder” means a beneficial owner, other than an entity treated as a partnership for U.S. federal income tax purposes, of the Offered Securities that is not a U.S. Holder.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE OFFERED SECURITIES.

Exercise of Pre-Funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of Class A Common Stock for U.S. federal income tax purposes. Accordingly, a holder will not be required to recognize income, gain or loss upon exercise of a Pre-Funded Warrant, except with respect to cash, if any, received in lieu of a fractional share. Upon exercise, the holding period of a Pre-Funded Warrant should carry over to the Warrant Share received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the Warrant Share received upon exercise increased by the exercise price of $0.0001 and reduced by any portion of the basis allocable to a fractional share for which cash was received. Holders should consult their tax advisors regarding the tax treatment of Pre-Funded Warrants. The remainder of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions on Shares, Pre-Funded Warrants and Warrant Shares

Cibus does not anticipate declaring or paying any cash dividends to holders of Cibus’ Class A Common Stock in the foreseeable future. If Cibus makes distributions of cash or other property on the Shares, Pre-Funded Warrants or Warrant Shares (other than certain distributions of stock), such distributions will constitute dividends to the extent paid out of Cibus’ current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. Holder may be eligible for a dividends-received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of Cibus’ current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its Shares, Pre-Funded Warrants or Warrant Shares, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale, Exchange or Other Taxable Disposition of the Shares, Pre-Funded Warrants and Warrant Shares.”

Sale, Exchange or Other Taxable Disposition of the Shares, Pre-Funded Warrants and Warrant Shares

Upon the sale, exchange or other taxable disposition of the Shares, Pre-Funded Warrants or Warrant Shares, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in the Shares, Pre-Funded Warrants or Warrant Shares. This capital gain or loss will be long term capital gain or loss if the U.S. Holder’s holding period in such Shares, Pre-Funded Warrants or Warrant Shares is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Lapse of Pre-Funded Warrants

If a Pre-Funded Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in such Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in such Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Certain Adjustments to and Distributions on the Pre-Funded Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Pre-Funded Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants (or in certain circumstances, a failure to make adjustments), may be treated as a constructive distribution to a U.S. Holder of the Pre-Funded Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in Cibus’ earnings and profits as determined under U.S. federal income tax principles or Cibus’ assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to Cibus shareholders). Such distributions will constitute dividends to the extent deemed paid out of Cibus’ current or accumulated earnings and profits, as discussed above under “Distributions on Shares, Pre-Funded Warrants and Warrant Shares,” notwithstanding the fact that holders of the Pre-Funded Warrants will not receive a cash payment in respect thereof. U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the number of Warrant Shares that will be issued on the exercise of the Pre-Funded Warrants or the exercise price of the Pre-Funded Warrants.

Backup Withholding and Information Reporting

In general, backup withholding and information reporting requirements may apply to payments on the Offered Securities and to the receipt of proceeds on the sale, exchange or other taxable disposition of the Offered Securities. Backup withholding (currently at a rate of 24 percent) may apply if a U.S. Holder fails to furnish its taxpayer identification number, a U.S. Holder fails to certify under penalties of perjury that such taxpayer identification number is correct and that such U.S. Holder is not subject to backup withholding (generally on a properly completed and duly executed IRS Form W-9), the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends, or such U.S. Holder otherwise fails to comply with the applicable requirements of the backup withholding rules.

Certain U.S. Holders generally are not subject to backup withholding and information reporting requirements, provided that their exemptions from backup withholding and information reporting are properly established. Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules generally will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their tax advisors regarding the application of backup withholding, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

Tax Considerations Applicable to Non-U.S. Holders

Distributions on Shares, Pre-Funded Warrants and Warrant Shares

As mentioned above, Cibus does not anticipate declaring or paying any cash dividends to holders of Cibus’ Class A Common Stock in the foreseeable future. However, distributions of cash or other property (other than certain distributions of stock) on the Shares, Pre-Funded Warrants or Warrant Shares will constitute dividends to the extent paid out of Cibus’ current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions in excess of Cibus’ current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock, but not below zero. Any excess will be subject to the treatment as described below under “— Gain on Sale or Other Taxable Disposition of the Offered Securities.”

Dividends paid to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to withholding tax at a 30-percent rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, the Non-U.S. Holder will be required to provide Cibus or Cibus’ paying agent with a properly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, certifying under penalties of perjury that the Non-U.S. Holder is not a United States person and is eligible for the benefits under the applicable income tax treaty. These forms may need to be periodically updated. If a Non-U.S. Holder holds the Offered Securities through a financial institution or other intermediary, the Non-U.S. Holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty who fails to timely provide an IRS Form W-8BEN or W-8BEN-E (or appropriate successor form), as applicable, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed on the dividends in the same manner as a U.S. Holder. In this case, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, although the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or appropriate successor form) in order to claim an exemption from withholding. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates generally applicable to Non-U.S. Holders. Dividends received by a corporate Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) may be subject to an additional branch profits tax at a 30-percent rate (or such lower rate as may be specified by an applicable income tax treaty).

Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the acquisition, ownership and disposition of the Offered Securities, including the possible imposition of the branch profits tax.

Gain on Sale, Redemption or Other Taxable Disposition of the Offered Securities

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, exchange, redemption or other taxable disposition of the Offered Securities unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States),

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

Cibus is or has been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and the Non-U.S. Holder is not eligible for an exemption under an applicable income tax treaty.

Cibus believes that it is not, and does not anticipate becoming, a United States real property holding corporation. Even if Cibus is or has been a United States real property holding corporation during the specified testing period, as long as Cibus’ Class A Common Stock is regularly traded on an established securities market (such as the Nasdaq Global Market) at any time during the calendar year in which the disposition occurs, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of Shares or Warrant Shares if the Non-U.S. Holder does not own or has not owned (actually or constructively) more than 5 percent of Cibus’ Class A Common Stock at any time during the shorter of the two periods mentioned above.

In addition, although a 15% withholding tax generally applies to gross proceeds from the sale, redemption or other taxable disposition of the stock of or certain other interests in a United States real property holding company, such 15% withholding tax generally will not apply to the disposition of Shares or Warrant Shares so long as Cibus’ Class A Common Stock is regularly traded on an established securities market. However, the exception described in the previous sentence may not apply to certain dispositions of Shares, Pre-Funded Warrants or Warrant Shares if the Non-U.S. Holder exceeds the 5-percent threshold mentioned above.

If a Non-U.S. Holder recognizes gain on a sale, redemption or other taxable disposition of the Offered Securities that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates generally applicable to a United States person. If the Non-U.S. Holder is a corporation, the Non-U.S. Holder may also be subject to the branch profits tax at a 30-percent rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the acquisition, ownership and disposition of the Offered Securities, including the possible imposition of the branch profits tax.

Certain Adjustments to and Distributions on the Pre-Funded Warrants

As discussed above under “—Tax Considerations Applicable to U.S. Holders—Certain Adjustments to and Distributions on the Pre-Funded Warrants,” certain adjustments to the number of Warrant Shares on the exercise of the Pre-Funded Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants (or certain failures to make adjustments), may be treated as a constructive distribution with respect to the Pre-Funded Warrants. Constructive distributions will constitute dividends to the extent such distributions are deemed paid out of Cibus’ earnings and profits, notwithstanding the fact that holders of the Pre-Funded Warrants will not receive a cash payment in respect thereof. In the event of such a deemed dividend, Cibus may be required to withhold tax from subsequent distributions of cash or property to Non-U.S. Holders. Further, if an applicable withholding agent pays such withholding taxes on behalf of a Non-U.S. Holder with respect to such dividends, the withholding agent may withhold any such withholding tax from any cash to be paid to or set-off such amount against certain other funds or assets belonging to such Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-Funded Warrants.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on the Offered Securities. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Unless a Non-U.S. Holder complies with certification procedures to establish that the Non-U.S. Holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale, exchange or other taxable disposition of the Offered Securities to or through the U.S. office (and, in certain cases, the foreign office) of a broker.

A Non-U.S. Holder may be subject to backup withholding (currently at a rate of 24 percent) on payments on the Offered Securities or on the proceeds from a sale, exchange or other taxable disposition of the Offered Securities unless the Non-U.S. Holder complies with certification procedures to establish that the Non-U.S. Holder is not a United States person or otherwise establishes an exemption. Compliance with the certification procedures required to claim a reduced rate of withholding under a treaty (including properly certifying non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BENE or other appropriate version of IRS Form W-8 (or appropriate successor form)) generally will satisfy the certification requirements necessary to avoid backup withholding as well. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that a holder is a United States person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. Non-U.S. Holders are urged to consult their tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA

Provisions of the Code commonly referred to as “FATCA” generally require withholding of 30 percent on payments of dividends on the Offered Securities, as well as payments of gross proceeds of dispositions of the Offered Securities, to a “foreign financial institution” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied or an exemption applies. However, the IRS has issued proposed Treasury regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of dividends). Pursuant to the preamble to the proposed Treasury regulations, any applicable withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until final Treasury regulations are issued or the proposed Treasury regulations are withdrawn. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their investments in the Offered Securities.

Cibus will not pay any additional amounts to Non-U.S. Holders with respect to any amounts withheld, including pursuant to FATCA.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE OFFERED SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

Jones Day, New York, New York, will pass upon the validity of the issuance of the securities offered hereby. The Placement Agent is being represented in connection with this offering by Sullivan & Worcester LLP, New York, New York with respect to U.S. legal matters.

EXPERTS

The consolidated financial statements of Cibus, Inc. (the Company) as of December 31, 2024 and 2023, and for the year then ended, incorporated by reference in this prospectus supplement, have been so incorporated in reliance upon the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus supplement and the accompanying prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

We make available free of charge, on or through the investor relations section of our website, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnished it to, the SEC. The information found on our website, www.cibus.com, other than as specifically incorporated by reference in this prospectus supplement, is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act, with the SEC with respect to the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus omit certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find Additional Information.” The documents we are incorporating by reference are (other than those documents or the portions of those documents not deemed to be filed):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 20, 2025, including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2025 Annual Meeting of Stockholders;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 8, 2025;

•

our Current Reports on Form 8-K, filed on January 22, 2025, February  28, 2025, March  27, 2025, May  23, 2025, and May 27, 2025 (in each case, excluding any information furnished and not filed with the SEC); and

•

the description of our Class  A Common Stock contained in our Registration Statement on Form 8-A, filed on July 20, 2017, as the description therein has been updated and superseded by the description of capital stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on June 29, 2023, including any amendments or reports filed for the purpose of updating the description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus supplement is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of Class A Common Stock and Pre-Funded Warrants made by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus, at no cost by writing or telephoning us at the following:

Cibus, Inc.

6455 Nancy Ridge Drive

San Diego, CA 92121

(858) 450-0008

Attention: Investor Relations

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at www.cibus.com. Other than such documents, information contained on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

Cibus, Inc.

$200,000,000

Class A Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Units

This prospectus relates to the offer and sale by us of up to an aggregate $200,000,000 of the securities identified above (the “securities”) of Cibus, Inc. (the “Company,” “we,” “our” or “us”).

This prospectus provides you with a general description of the securities offered hereby, including the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and the general manner in which we will offer such securities. More specific terms of any securities that we offer may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. In addition, the Company may supplement, update or change any of the information contained in this prospectus by incorporating information by reference into this prospectus. References in this prospectus to the Company also refer to Calyxt, Inc. to the extent prior to the closing of the Company’s merger with Cibus Global, LLC (“Cibus Global”) on May 31, 2023.

We may offer and sell these securities separately or in combination from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings, including at prevailing market prices or at prices negotiated with buyers. We may offer and sell these securities through agents, through underwriters or dealers or directly to one or more purchasers, including existing stockholders. This prospectus provides you with a general description of these securities and the general manner in which we will offer the securities. Each time securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For example, any specific allocation of the net proceeds of an offering of securities to a specific purpose and any commissions or discounts payable to agents, dealers or underwriters will be determined at the time of the offering and will be described in any applicable prospectus supplement.

Our Class A Common Stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CBUS”. The closing price for our Class A Common Stock on October 24, 2023, was $13.82 per share, as reported on Nasdaq.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6 of this prospectus and under similar headings in the applicable prospectus supplement and the documents incorporated by reference for a discussion of facts you should carefully consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 27, 2023.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date. Cibus’ business, financial condition, results of operations and prospects may have changed since such date

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings up to a total dollar amount of $200,000,000. This prospectus generally describes Cibus, Inc. and our securities, including our Class A Common Stock. We may use the shelf registration statement to sell the listed securities from time to time through any means described in the section entitled “Plan of Distribution.”

More specific terms of any securities we offer may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered, any specific allocation of the net proceeds of an offering of securities to a specific purpose and other terms of the offering. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of the securities will be made in any jurisdiction where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus contains or incorporates by reference information that includes or is based upon “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”). Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements.

There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, without limitation, factors relating to:

•

risks associated with the possible failure to realize certain anticipated benefits of the transactions contemplated by the Company’s merger with Cibus Global that closed on May 31, 2023 (the “Merger Transactions”), including with respect to future financial and operating results;

•	the effect of the completion of the Merger Transactions on our business relationships, operating results and business generally;

•	the outcome of any litigation related to the Merger Transactions;

•	competitive responses to the Merger Transactions and changes in expected or existing competition;

•	challenges to our intellectual property protection and unexpected costs associated with defending our intellectual property rights;

•	increased or unanticipated time and resources required for our platform or trait product development efforts;

•	our reliance on third parties in connection with our development activities;

•	our ability to effectively license our productivity traits and sustainable ingredient products;

•	the recognition of value in our products by farmers, and the ability of farmers and processors to work effectively with crops containing our traits;

•	our ability to produce high-quality plants and seeds cost effectively on a large scale;

•	our need for additional funding to finance our activities and challenges in obtaining additional capital on acceptable terms, or at all;

•	our dependence on distributions from Cibus Global to pay taxes and cover our corporate and overhead expenses;

•	regulatory developments that disfavor or impose significant burdens on gene-editing processes or products;

•	our ability to achieve commercial success;

•	commodity prices and other market risks facing the agricultural sector;

•	technological developments that could render our technologies obsolete;

•	changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates;

•	dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on the Company’s ability to execute on its business plan;

•	the risk that we will not be able to execute a financing transaction in the near term or at all; and

•	our headcount reductions and other cost reduction measures may result in operational and strategic challenges.

While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our consolidated financial condition, results of operations or liquidity. Therefore, you should not rely on any of these forward-looking statements.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date hereof. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements after the date of this prospectus, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

INFORMATION ABOUT THE COMPANY

Our Company

We are a leading agricultural technology company in the plant seed industry. We are not a seed company. We are a gene editing-based technology company whose business is to develop and license plant traits to seed companies in exchange for royalties. Our target trait market is productivity traits that improve yields, lower input (such as chemicals) costs, and increase the sustainability and profitability of farming. We have a pipeline of six productivity traits, four of which are applicable to multiple crops. Three of our traits are developed, field validated, have been edited into the elite lines of seed company partners and have started being transferred to these partners for pre-commercialization testing. These traits are pod shatter resistance (PSR) in Canola and two herbicide resistance traits: HT1 and HT3; in Rice. In addition, we have two advanced traits (i.e., where the editing process is underway with known edit targets) for Sclerotinia Resistance and another novel herbicide resistance trait: HT2. Cibus’ work in nitrogen use efficiency is in its early stages. Our primary commercial objective is advancing our three developed traits: PSR, HT1 and HT3 into customer commercial lines in Canola, WOSR and Rice. Because of the strategic realignment in October 2023, certain development timelines not linked to the initial and advanced traits, such as those associated with the development of our corn and wheat platform, are expected to be extended beyond our initial anticipated targets. In addition, we are developing, solely through partner-funded projects, certain output traits to meet the functional needs of the new sustainable ingredients industry to replace current ingredients that are plastics or fossil fuel based or that cause deforestation or raise other sustainability challenges. Our Class A Common Stock trades on Nasdaq under the symbol “CBUS.”

Our “Up-C” Corporate Structure

We are a holding company with substantially all of our assets and operations conducted through Cibus Global and its subsidiaries. Our sole material asset consists of our interest in Cibus Global. We are the sole managing member of Cibus Global and are responsible for all operational, management and administrative decisions relating to Cibus Global’s business and consolidate the financial results of Cibus Global and its subsidiaries. Owners of Cibus Global’s Common Units (“Cibus Global Common Units”) other than us own a corresponding number of shares of our Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Shares”), which have voting (but no economic) rights with respect to Cibus, Inc.

Company Information

Our principal executive offices are located at 6455 Nancy Ridge Drive, San Diego, CA 92121 and our telephone number is (858) 450-0008. Cibus’ filings with the SEC are posted on its corporate website at www.cibus.com. The information found on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider those risk factors described in Exhibit 99.3 to our Current Report on Form 8-K filed on June 1, 2023, under the heading “Risk Factors” in any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated by reference herein, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Class A Common Stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Except as otherwise provided in any applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of securities for general corporate purposes. General corporate purposes may include research and development costs, the acquisitions or in-licensing of traits or technologies, repayment and refinancing of debt, working capital and capital expenditures. As a result, management will retain broad discretion over the allocation of net proceeds of any offering.

The specific allocation of the net proceeds of an offering of securities to a specific purpose if any, will be determined at the time of the offering and will be described in any applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may use one or more of the following methods when selling securities under this prospectus:

•	underwritten transactions;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such stock at a stipulated price per share;

•

block trades (which may involve crosses) in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	short sales and delivery of shares of our Class A Common Stock to close out short positions;

•	sales by broker-dealers of shares of our Class A Common Stock that are loaned or pledged to such broker-dealers;

•	“at-the-market” offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act;

•	as dividends or through a distribution of subscription rights to our existing security holders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

We may prepare prospectus supplements that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

We may fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

We may sell securities through brokers, dealers, agents or underwriters, who may act on a best efforts basis for a specified period of appointment or on a firm commitment basis.

If we use underwriters in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we may sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may enter into agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents and their associates may engage in other transactions with and perform other services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).

In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

The place and time of delivery for securities will be set forth in the accompanying prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if a purchaser wishes to trade securities on any date prior to the second business day before the original issue date for such securities, the purchaser will be required, by virtue of the fact that such securities initially are expected to settle in more than two scheduled business days after the trade date for such securities, to make alternative settlement arrangements to prevent a failed settlement. To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in any applicable prospectus supplement.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of our capital stock does not purport to be complete and is subject to and qualified by reference to our second amended and restated certificate of incorporation (our “Amended and Restated Charter”) and our amended and restated bylaws (our “Amended Bylaws”). The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (the “DGCL”).

General

Our total number of authorized shares of capital stock consists of (i) 210,000,000 shares of Class A Common Stock, (ii) 90,000,000 shares of Class B Common Stock, and (iii) 10,000,000 shares of preferred stock, par value of $0.0001 per share (“Preferred Stock”). As of the date of this prospectus, we had outstanding 17,608,959 shares of Class A Common Stock, 4,642,636 shares of Class B Common Stock and no shares of Preferred Stock.

Class A Common Stock

Voting Rights. Holders of shares of Class A Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, except that holders of shares of Class A Common Stock have no voting power with respect to, and are not be entitled to vote on, any amendment to the Amended and Restated Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under the Amended and Restated Charter or under the DGCL. The holders of Class A Common Stock do not have cumulative voting rights in the election of directors.

Holders of outstanding shares of Class A Common Stock are entitled to vote separately upon any amendment to the Amended and Restated Charter (including by merger, consolidation, conversion, reorganization or similar event) that would alter or change the powers, preferences or special rights of Class A Common Stock in a manner that is materially and disproportionately adverse as compared to the Class B Common Stock.

Dividend Rights. Holders of shares of Class A Common Stock are entitled to receive dividends when, as and if declared by our board of directors (our “Board”) out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding Preferred Stock.

Liquidation Rights. Upon its liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, the holders of shares of Class A Common Stock will be entitled to receive pro rata the remaining assets available for distribution.

All outstanding shares of Class A Common Stock are fully paid and non-assessable. The Class A Common Stock is not subject to further calls or assessments by us. Holders of shares of Class A Common Stock do not have preemptive, subscription or redemption rights. There is no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights powers, preferences and privileges of Class A Common Stock are subject to those of the holders of any shares of Class B Common Stock and Preferred Stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Voting Rights. Holders of shares of Class B Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, except that holders of shares of Class B Common Stock have no voting power with respect to, and are not entitled to vote on, any amendment to the Amended and Restated Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under the Amended and Restated Charter or under the DGCL. The holders of Class B Common Stock do not have cumulative voting rights in the election of directors.

Holders of outstanding shares of Class B Common Stock are entitled to vote separately upon any amendment to the Amended and Restated Charter (including by merger, consolidation, conversion, reorganization or similar event) that would alter or change the powers, preferences or special rights of Class B Common Stock in a manner that is materially and disproportionately adverse as compared to the Class A Common Stock.

Holders of outstanding shares of Class B Common Stock are entitled to vote separately upon any (A) merger, consolidation, conversion, reorganization or similar event in connection with any transaction or series of transactions intended to result in the Company no longer being structured as an umbrella partnership C corporation (an “Up-C Reorganization Transaction”) or (B) amendment to the Amended and Restated Charter (including by merger, consolidation, conversion, reorganization or similar event) to effect an Up-C Reorganization Transaction.

Holders of the Shares vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of the Shares, as a single class with the holders of Preferred Stock) except as otherwise required in the Amended and Restated Charter or by applicable law.

Dividend Rights. Holders of Class B Common Stock do not have any right to receive dividends. In no event will any dividend be declared or made on any Shares unless (1) a corresponding dividend for all other Shares not so adjusted at the time outstanding is made in the same proportion and the same manner and (2) the dividend has been reflected in the same economically equivalent manner on all Shares. Dividends with respect to Shares may only be paid with shares of stock of the same class of common stock.

Liquidation Rights. Holders of Class B Common Stock do not have any right to receive a distribution upon a liquidation, dissolution or winding up of the Company.

Retirement of Shares. No holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of Cibus Global Common Units to the same person in accordance with the provisions of Cibus Global’s operating agreement (the “Cibus Global Amended Operating Agreement”). If any outstanding share of Class B Common Stock ceases to be held by a holder of the corresponding Cibus Global Common Unit, such share shall automatically and without further action on the part of the Company or any holder of Class B Common Stock be transferred to the Company for no consideration and retired.

Issuance of Cibus Global Common Units. To the extent Cibus Global Common Units are issued pursuant to the Cibus Global Amended Operating Agreement to anyone other than the Company or a wholly owned subsidiary of Cibus, Inc., an equivalent number of shares of Class B Common Stock (subject to adjustment) will be issued at par to the same person to which such Cibus Global Common Units are issued.

Preferred Stock

No shares of Preferred Stock are issued or outstanding as of the date of this prospectus. The Amended and Restated Charter authorizes our Board to establish one or more series of Preferred Stock. Our Board will be able to determine, with respect to any series of Preferred Stock, the powers (including voting powers), and the designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our Board.

We have no current plans to pay dividends on our Class A Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board may deem relevant. Because we are a holding company and will have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries.

Annual Stockholder Meetings

The Amended Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as may be designated by our Board or, in the absence of a designation by our Board, by the chair, the chief executive officer or the secretary. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of the Amended and Restated Charter, the Amended Bylaws and Certain Provisions of Delaware Law

The Amended and Restated Charter, the Amended Bylaws and certain provisions of the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the Shares held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which apply so long as our Class A Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power of our capital stock or then outstanding number of shares of Class A Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board will be authorized to generally issue shares of one or more series of Preferred Stock on terms calculated to discourage, delay or prevent a change of control the Company or the removal of our management. Moreover, our authorized but unissued shares of Preferred Stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved Class A Common Stock or Preferred Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Vacancies and Newly Created Directorships

The Amended and Restated Charter and the Amended Bylaws provide that any vacancies on our Board, and any newly created directorships, will be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, and any director so chosen will hold office until the earlier expiration of the term of office of the director whom he or she has replaced or his or her successor shall be duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal. No decrease in the number of directors shall shorten the term of any director then in office.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Charter does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of our stock entitled to vote generally in the election of directors will be able to elect all directors.

Special Stockholder Meetings

The Amended and Restated Charter and the Amended Bylaws provide that special meetings of stockholders may be called only by the chair of our Board, our chief executive officer or at the direction of our Board pursuant to a written resolution adopted by a majority of the total number of directors that we would have if there were no vacancies. Any business transacted at a special meeting of stockholders will be limited to matters set forth in the notice of the special meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or our management.

Director Nominations and Stockholder Proposals

The Amended Bylaws establish advance notice procedures with respect to stockholder nominations for the election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Amended Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Amended Bylaws allow the chair of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our Amended and Restated Charter precludes stockholder action by written consent; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, may be effected by the consent in writing of the holders of a majority of the total voting power of the Class B Common Stock entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of holders of Class B Common Stock.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our Board. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers the Class A Common Stock and, as a consequence, they also may inhibit fluctuations in the market price of the Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

DGCL Section 203

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on Nasdaq, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, including the circumstances where the Shares are, at the effective date of a merger or consolidation, either listed on a national securities exchange or held of record by more than 2,000 holders, our stockholders will have appraisal rights in connection with a merger or consolidation the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

The Amended and Restated Charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL or the Amended and Restated Charter or Amended Bylaws, or (iv) action asserting a claim governed by the internal affairs doctrine. This provision does not apply to any actions arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to the forum provisions in the Amended and Restated Charter. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. The Amended and Restated Charter includes a provision that eliminates the personal liability of directors and officers for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director or an officer. The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or an officer for breach of fiduciary duty as a director or an officer, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any breaches of a director’s or officer’s duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or for any transaction from which such director or officer derived an improper personal benefit.

The Amended and Restated Charter generally provides that we must defend, indemnify and advance expenses to our directors and officers to the fullest extent permitted or required by the DGCL. We will also be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for its directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Amended and Restated Charter and the Amended Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Cibus, Inc. and its stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Common Stock is Broadridge Corporate Issuer Solutions, LLC. The transfer agent’s address is 1155 Long Island Avenue, Edgewood, NY 11717.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred stock related to the depositary shares, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our Class A Common Stock, Preferred Stock or any combination thereof. Warrants may be issued independently or together with our securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

•	the number of securities purchasable upon exercise of the warrants and the price at which such securities may be purchased upon exercise of the warrants;

•	the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

•	the United States federal income tax consequences applicable to the warrants;

•	the amount of the warrants outstanding as of the most recent practicable date; and

•	any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of securities at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of securities, including the right to receive payments of any dividends on the securities purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

DESCRIPTION OF SUBSCRIPTION RIGHTS

Cibus may issue subscription rights to purchase common stock, preferred stock or any combination thereof. These subscription rights may be offered independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, Cibus may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights Cibus offers, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for Cibus’s common stock or preferred stock upon the exercise of the subscription rights;

•	the number of subscription rights to be issued to each stockholder;

•	the number of shares and terms of the common stock or preferred stock which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•

the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities or an over-allotment privilege to the extent the securities are fully subscribed; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement into which Cibus may enter in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights Cibus offers will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if Cibus offers subscription rights. You are urged to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

Cibus may issue units comprising one or more securities described in this prospectus in any combination (but not securities of third parties) as specified in a related prospectus supplement or a free writing prospectus. Units may be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of any unit agreement or unit certificate, as applicable, relating to any particular issue of units will, if applicable, be filed with the SEC when Cibus issues units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find Additional Information.”

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Jones Day, New York, New York, will pass upon the validity of the securities covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Cibus, Inc. (formerly Calyxt, Inc.) appearing in Cibus, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Cibus, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements), included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cibus Global, LLC as of December 31, 2022 and 2021, and for the years then ended, incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance upon the report of BDO USA, LLP (n/k/a BDO USA, P.C.), independent auditor, incorporated herein by reference, given on the authority of said firm as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding Cibus Global, LLC’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.cibus.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing and prior to effectiveness of the registration statement that contains this prospectus and prior to the time that all the Class A Common Stock offered by this prospectus have been sold by the selling stockholders as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 2, 2023 (as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on March 3, 2023), including information specifically incorporated by reference into the Annual Report on Form 10-K (as amended on Form 10-K/A) from our definitive proxy statement for the 2023 Annual Meeting of Stockholders;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2023 and June 30, 2023, filed with the SEC on May 3, 2023 and August 10, 2023, respectively;

•

our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed on January  17, 2023, March 16, 2023, March 30, 2023, April 7,  2023, April 14, 2023, April  21, 2023, April 24, 2023, May  5, 2023, May 9, 2023, May  17, 2023, May 19, 2023, May  19, 2023, May 25, 2023, June  1, 2023, June  14, 2023, June 29, 2023, June  29, 2023, September 19, 2023, October 18, 2023 and October 25, 2023 (in each case, excluding any information furnished and not filed with the SEC); and

•

the description of our Class  A Common Stock contained in our Registration Statement on Form 8-A, filed on July 20, 2017, as the description therein has been updated and superseded by the description of capital stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on June 29, 2023, including any amendments or reports filed for the purpose of updating the description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

6455 Nancy Ridge Drive

San Diego, CA 92121

Telephone: (858) 450-0008

Attention: Investor Relations

Shares of Class A Common Stock

Pre-Funded Warrants to Purchase    Shares of Class A Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

A.G.P.

   , 2025